Q1 2022 Stockholder Letter

First Quarter 2022 Results and Highlights

Update on TrueCar+: The rollout for TrueCar+ has progressed well since its commercial launch in Florida at the end of April, with dealers representing 19 brands already participating in the marketplace. Our product and technology teams have streamlined the order flow and credit application process in TrueCar+ and given dealers the ability to merchandise their protection products at the VIN level. Our TrueCar+ platform also enables our dealers to include as part of a deal, trade payoff information, taken directly from lenders. We have also added distance retailing and delivery so dealers can extend their marketing reach to more used car shoppers.

Revenue: $43.5 million, down 33.1% year over year and 5.1% sequentially, due primarily to lower close rates as a result of limited dealer inventories and significantly higher prices for vehicles, a combination that stems mainly from ongoing disruptions seen across the global automotive supply chain, including the continuing semiconductor shortage.

Net Loss: $(12.4) million, as compared to $(8.4) million in the first quarter of 2021 and $(15.8) million in the fourth quarter of 2021.

Adjusted EBITDA: [1] $(6.3) million, as compared to $2.1 million in the first quarter of 2021 and $(3.4) million in the fourth quarter of 2021.

Financial Flexibility: Our balance sheet remained strong with cash and equivalents of approximately $234.8 million as of March 31, 2022 and no debt.

Key First Quarter 2022 Metrics

Revenue	**$43.5 million** vs. $65.1 million in Q1 2021	**Traffic**[2]	**7.3 million** vs. 9.2 million in Q1 2021
Net Loss	**($12.4) million** vs. ($8.4) million in Q1 2021	**Dealers**	**12,405** vs. 14,148 in Q1 2021
Adj. EBITDA[1]	**($6.3) million** vs. $2.1 million in Q1 2021	**Units**	**92K** vs. 166K in Q1 2021
Cash & Equivalents	**$234.8 million** vs. $274.6 million in Q1 2021	**Monetization**	**$473/unit** vs. $391/unit in Q1 2021

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures located at the end of this letter.

[2] Average Monthly Unique Visitors

TrueCar Q1 2022 | Stockholder letter 2

To Our Fellow Stockholders:

Macro headwinds continue. The first quarter and subsequent weeks have been eventful for our company as our teams focused on both the commercial launch of TrueCar+ in Florida and on broadening its market coverage across the state. We are pleased with the progress made thus far, although we continue to operate in a difficult macro environment that has yet to show meaningful signs of improvement.

The microchip shortage continues to affect new vehicle production and, we believe, is likely to persist into 2023. The COVID-19 lockdowns in key manufacturing hubs like Shanghai, the geopolitical crisis in Ukraine and the resulting sanctions on Russia add to the list of challenges that automotive manufacturers and their suppliers have to navigate, in our view. These seem likely to make an already stressed global supply chain even more so. It is still early days, but the costs of commodities and raw materials used in manufacturing are already increasing. We will be watching these and other developments closely. We expect little improvement in new vehicle production over the remainder of 2022.



Average Monthly
Industry New Vehicle Listings
Jan. 2021:
2,733,466
April, 2021:
2,207,935
Sept. 2021:
916,907
Jan. 2022:
1,061,051
April, 2022:
1,135,784
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
M-20
J-20
J-20
A-20
S-20
O-20
N-20
D-20
J-21
F-21
M-21
A-21
M-21
J-21
J-21
A-21
S-21
O-21
N-21
D-21
J-22
F-22
M-22
A-22

Source: MarketCheck (as of May 3, 2022)

New vehicle listings across the industry continued to hover near the 1.1 million mark during the first quarter. On average, new listings in April were 48.6% below year ago levels, but increased by 7.0% from the average reading in January 2022. Domestic auto dealership inventories remain at less than one-month's supply, according to our analysis. We expect dealer inventories to remain tight and lag improvements in production volumes for new vehicles, due mainly to pre-sold new units.

TrueCar Q1 2022 | Stockholder letter 3

Q1 2022 | Stockholder letter 4 In addition to limited inventories, prices for new vehicles and used cars and trucks remain well above year ago levels. The Consumer Price Index (CPI) for new vehicles was up 12.5% on a year over year basis in March 2022, while the CPI for used cars and trucks was 35.3% above year ago levels. During the first quarter, 64% of new cars sold above the Manufacturer’s Suggested Retail Price (MSRP), according to our analysis; and this increased slightly in April to 66%. While demand still exceeds supply, elevated vehicle costs may be pricing some consumers out of the market. The Federal Reserve appears poised to raise interest rates aggressively in future months to combat inflation, and while we have not seen the average interest rate on new or used auto loans rise significantly through April, as vehicle financing costs rise, vehicle affordability may continue to worsen for consumers. The combination of low inventory and high prices continues to hurt our close rates and reported units, as we discuss below. We anticipate some volatility in our reported metrics throughout 2022 and expect our close rates to trail improvements in inventory and vehicle pricing for the broader industry. Source: U.S. Bureau of Labor Statistics

TrueCar+ is off to a strong start in Florida. Over the past months, our product and technology teams have added many new features and enhancements to improve the flow and connection points and to provide a great user experience for participating dealers and consumers with TrueCar+. Our Certified Dealers can now show consumers transactable prices in TrueCar+ that include incentives, tax and title fees, and other important elements.

Our dealer teams have grown the quantity of brands and new, used, and certified pre-owned inventory available in the TrueCar+ marketplace while broadening its coverage across the state of Florida. By the end of April, dealers representing 19 brands had already been added and we expect additional progress in the coming months. We also plan to expand TrueCar+ into additional states in the months ahead.

The size of our dealer network and the breadth of inventory gives us confidence that TrueCar+ can quickly become a leader in automotive e-commerce if even a small portion of this inventory is made available by dealers in the TrueCar+ marketplace. We are excited about our progress thus far and confident in our asset-light marketplace approach, which does not require us to own physical inventory. While we do not expect TrueCar+ to have a material impact on revenue in 2022, we continue to anticipate many future opportunities for growth and monetization over time as we scale TrueCar+.

We Have Significant Scale



SEARCHABLE WEBSITE VEHICLES
New Cars
Used Cars
~981K
257K
724K
TrueCar 1
~52K
CARMAX 2
~38K
driveway 3
~36K-44K
CARVANA 4
~15K
vroom 5
% Certified Pre-Owned
9.8%6
0%
15.5%3
0%
0%

[1] truecar.com site accessed 5/5/22
[2] carmax.com site accessed 5/5/22
[3] driveway.com accessed on 5/5/22
[4] carvana.com site accessed on 5/5/22
[5] vroom.com site accessed on 5/5/22
[6] Certified pre-owned as a % of available used vehicles; as of 5/5/22

TrueCar Q1 2022 | Stockholder letter 5

Q1 2022 | Stockholder letter 6 Distance Retailing and new “Sell Your Car” experience launched. Our product and technology teams continue to bring value to our dealers and consumers, as part of our product roadmap, with distance retailing and a new Sell Your Car experience. We began testing distance retailing in Texas in January. The service enables any dealership to expand the market reach for their used car inventory across their region, while consumers benefit with an expanded used car selection and the convenience of having a home delivery option. We recently added distance retailing to TrueCar+, offering statewide and nationwide delivery for participating dealers in Florida. Our new Sell Your Car experience, launched in March, gives consumers a True Cash Offer - an instant and transparent online cash estimate of their vehicle’s value, which they can lock in for three days. For our dealers, it provides a new channel through which they can acquire additional inventory, a pressing need in the current environment. Sell Your Car has been well received thus far and has exceeded our plans; we also have a strong pipeline of dealer prospects for Sell Your Car. Electric Vehicles gaining mindshare with consumers. TrueCar has already established a strong position in the growing electric vehicle (EV) category: based on TrueCar leads that can be attributed to sales at our dealers, consumers using TrueCar have purchased more than 170,000 EVs (through April 15th, including battery electric vehicles and plug-in hybrid electric vehicles). The sting of much higher prices at the pump has caused consumer interest in EVs to rise. During March, we noted a shift in the mix of vehicles for which consumers submitted leads with a 272% year-over-year increase in people submitting leads for EVs and an 83% year-over-year rise for hybrids. Interest in EVs also appears to be broadening beyond early adopters and individuals focused on the environment, to include budget conscious shoppers, according to a mobility study conducted by TrueCar in March 2022. Consumers who are closer to making a purchase within the next 6 months were significantly more likely to consider an EV, according to the study. These shoppers skew younger and tend to be male, although this particular gender gap has narrowed from past studies that we have conducted. TrueCar’s buying guides, rankings and other focused content will help consumers make more informed decisions as they determine if an EV is right for them. We plan to strengthen our position further by broadening our coverage of EVs while adding research and content to make TrueCar a destination for consumers who are seeking to shop for or learn more about EVs. New senior hire: Chief People Officer, Jill Angel. Our people are our most valuable resource and as we continue to develop a greater product focus and introduce new offerings, we will need the right talent in place to drive growth initiatives and strengthen our market position. We recently welcomed Jill Angel as our new Chief People Officer to lead and manage TrueCar’s people strategy, advise on key organizational issues and ensure that appropriate resources and programs are in place to support our needs as we scale our TrueCar+ marketplace. She moved into people operations with 20 years of experience in operations, finance, and customer service for e-commerce platforms across several industries.

Q1 2022 | Stockholder letter 7 In summary, TrueCar continued to make strong progress on our strategic plan in an uncertain and rapidly changing environment. Macro headwinds and supply chain issues continue to hamper new vehicle production across the automotive industry. We believe these production challenges and resulting inventory constraints at dealerships will persist over the remainder of 2022. Vehicle prices are high and this, combined with low dealer inventories, has hurt our close rates. Consumers face the prospect of higher borrowing costs in the months ahead as interest rates rise. This may dampen demand for vehicles even as little progress has been made with new vehicle supply. In this environment, we expect our close rates to remain under pressure. We continue to manage our business prudently while investing in product, technology, and marketing to support TrueCar+ and deliver a unique car buying and selling experience. The capital requirements for our asset-light marketplace are well met by our healthy balance sheet, which gives us ample flexibility to consider potential tuck-in acquisitions that could help accelerate our product roadmap. We have an active pipeline and carefully consider this and other opportunities to allocate capital in order to put TrueCar in a strong position as market conditions eventually improve. Michael Darrow President and Chief Executive Officer Jantoon Reigersman Chief Financial Officer and Chief Operating Officer

Q1 2022 | Stockholder letter 8 Technology and Product Updates As part of our product roadmap, we continue to introduce and test new offerings to strengthen our core offering and TrueCar+. The investments made during the first quarter and those planned in upcoming months are expanding the product portfolio we take to our dealer partners for new and used cars. Distance Retailing. In January, we began testing our distance retailing and delivery program in Texas. The service, which is provided through a partnership with ACERTUS, a best-in-class automotive logistics platform, gives dealerships the ability to extend their used inventory beyond their local market, including an efficient and dependable way to ship the vehicle to the consumer, thus expanding their marketing reach to more used car shoppers. For consumers, it offers access to a broader selection of used car inventory. Early results have been promising for our dealers, who received double the consumer interest in their vehicles when they expanded into 2-3 additional metro markets. We believe our distance retailing service will be particularly beneficial to dealers seeking to level the playing field with digital dealers and storefronts. We recently added distance retailing to TrueCar+ in Florida and expect it to be an important part of a great consumer experience that offers our shoppers the convenience they have come to expect from e-commerce. New “Sell Your Car” Experience. Vehicle acquisition remains a key focus for our dealers in light of market conditions and scarce overall supply for vehicles. Last year, we garnered wide adoption of our Trade product with more than 7,000 participating TrueCar dealers. In March 2022, we launched a new Sell Your Car offering, which provides consumers with an upfront, transactable value on their car available at any of our participating dealers. Concurrent with the launch of the service, we kicked off a strong go-to-market effort to develop a nationwide network of participating dealerships for Sell Your Car. We have seen very strong interest by dealers in this program from the outset. Dealer sign ups through April have exceeded our plan, and many more dealers are either in the process of being onboarded or in the pipeline of prospects. In addition, we have an extensive product roadmap planned throughout the year that we believe will continue to enhance the product experience for both dealers and consumers.

TrueCar+. Throughout its pilot, we continued to improve TrueCar+ by incorporating feedback from dealers and consumers. As a result, our teams were able to streamline the order flow for both consumers and dealers, improve our credit application process and redesign our landing page to ensure a great shopping experience and reduce abandonment. Our teams have been hard at work to deliver additional unique and differentiated features. Our Certified Dealers can now show a transactable price in TrueCar+ that includes incentives, rebates, tax and title fees across thousands of units of inventory. We also enhanced our communication tools to power conversations between consumers and dealers. Our TrueCar+ platform also enables our dealers to include, as part of a deal, a consumer's trade pay-off information, taken directly from their lender. This automated capability provides consumers with a personalized experience and confidence in their deal numbers. In addition to this, we have launched the ability for dealers to merchandise their protection products at the VIN level, giving them considerable flexibility to price and customize their protection products menu. Finally, we have added statewide and nationwide delivery for participating dealers to TrueCar+, giving them the ability to merchandise their inventories across the state or nationwide.



Deal Details
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We found the following loan details based on the information you provided:
Your Lender: California Credit Union
Finance Method: Loan
2021 RAV4 XLE Premium
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Remaining Term
Total Payoff Amount
$19,751.40
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New Monthly Payment: $322/mo
New Total Due at Signing: $6,293
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Service & Protection
Take some time to review the products below that will help protect your new vehicle while minimizing your worry and out-of-pocket cost. (Please select an option)
I would like to add/purchase the following product(s):
Tire and Wheel Protection
$15/mo
Replacement of damaged tires due to road hazard, repair of unsightly cosmetic damage, and replacement of wheels that will not hold seal. ...See More
Coverage Tire & Wheel Only
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Roadside Assistance
$12/mo
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$24/mo
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Coverage 36 mos / 35k mi
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VIN-Based Protection

TrueCar **Q1 2022** | Stockholder letter 9

TrueCar at NADA

In March, the TrueCar crew headed to the National Automobile Dealers Association (NADA) Show at the Las Vegas Convention Center to meet with our current dealers and to engage with new ones to promote our latest product offerings, including TrueCar+. The event was a great success on many levels with hundreds of interactions at our booth and multiple business meetings with key national and strategic accounts, partners and clients. In addition, TrueCar was honored with two top-rated DrivingSales Dealer Satisfaction awards, receiving a top dealer satisfaction ranking in the New Car Leads and Used Car Leads categories, as determined by the thousands of auto dealers who are part of the DrivingSales.com community.

Finally, TrueCar Military continued to show its support for great organizations dedicated to supporting our veterans. At NADA, our team had the honor of presenting a check for $25,000 to the Gary Sinise Foundation, which helps veterans, first responders, their families, and others in need through its programs.


TrueCar
Trade






GARY SINISE
TrueCar Military

TrueCar **Q1 2022** | Stockholder letter 10

Q1 2022 | Stockholder letter 11 Market Environment The global supply chain remains under pressure and the availability of key components like microchips remains constrained. The significant geopolitical and humanitarian crises that erupted in Ukraine in late February added to uncertainty for automotive manufacturers (OEMs), particularly those in Europe. Globally, OEMs are facing higher costs for raw material and key resources such as aluminum, lithium, palladium and nickel, as a result. We are also waiting to see how pandemic-related factory closures and production delays in manufacturing hubs like Shanghai and nearby provinces will affect global supply conditions. While we continue to project 2022 industry sales of 15.4 million, we acknowledge that there are potential risks to this outlook should conditions deteriorate in the months ahead. New Vehicle Trends. New vehicle seasonally adjusted annual rate (SAAR) improved to 15.1 million in January, but trended lower in the two subsequent months, falling to 13.4 million in March, above December’s 12.5 million rate, but well below the 17.6 million seen in March of 2021. According to data from Motor Intelligence, new vehicle stock was approximately 38,500 units higher in April 2022 than in December 2021 but was 862,000 below the April 2021 total. The available days’ supply of new vehicles remained at 23 days in April 2022, in line with December 2021, according to our analysis. We see production constraints persisting throughout 2022. We continue to expect that pre-sold units will take some time to clear and will dampen the pace at which inventory rebuilds at local dealers in the near-term. Source: U.S. Bureau of Economic Analysis (Millions)

Q1 2022 | Stockholder letter 12 OEMs. OEMs continue to reduce marketing in the current environment. Based on our analysis, incentives in particular were down 53% in Q1 across the industry, when compared to the prior year. In addition to lower incentives, more than 64% of vehicles sold above MSRP in Q1 as compared to 63% seen in Q4. Pre-Owned Vehicles. We continue to see strong demand and ongoing competition among dealers for available pre-owned stock as available supply remains tight. Used list prices remain elevated, as compared to year ago levels. During Q1, the average new vehicle list price declined by 1% as compared to Q4 to $45.3 thousand while the average used vehicle list price increased 2% to $33.4 thousand, based on our analysis. The average new vehicle list price in Q1 was up 25% compared to the prior year, while the used vehicle list price increased 37%. Aside from supporting higher pricing, the imbalance between vehicle inventories and demand continues to have a dampening effect on marketing spend by dealers. Collectively, these market trends, which we have been calling out for the past three quarters, continued to cause headwinds for our business, which is reflected in close rates and reported units as we note in the financial discussion that follows. Real median household income was $67.5 thousand (2020), according to the U.S. Census Bureau, making an auto purchase a significant one for most households. Consumers are seeing sharply higher gasoline and food prices on top of elevated prices for new and used vehicles. We are monitoring these and other factors that may affect consumer demand, such as rising interest rates, which will eventually mean higher financing costs for borrowers.

Q1 2022 | Stockholder letter 13 Q1 2022 Financial Discussion Revenue Revenue of $43.5 million declined 33.1% year over year and 5.1% sequentially. The year over year and sequential revenue declines were mainly due to pressure on our close rates brought on by high vehicle prices and limited new vehicle inventories across dealers, which resulted in lower dealer revenue. Pay-per-sale transaction revenue accounted for approximately 20.6% of dealer revenue during the first quarter as compared to 28.1% in the first quarter of 2021 and 21.2% in the fourth quarter. This decline was partially offset by increased independent dealer revenue, which grew 4.2% year over year and 2.2% sequentially, reflecting strong demand and wider availability for used vehicles. OEM incentive and other revenue ended the period at $1.0 million and $0.2 million, respectively, with OEM incentive revenue down from the $2.8 million reported in the year- ago first quarter and the $1.4 million reported for the fourth quarter of 2021 as marketing and incentive spend by OEMs remained low. Key Metrics Dealer count at the end of the first quarter was 12,405, comprising 8,299 franchise dealers and 4,106 independent dealers. Independent dealer count increased 10.9% year over year and 2.3% sequentially while franchise dealer count declined by 20.6% year over year and 2.2% sequentially. This divergence between franchise and independent dealers is representative of new vs. used vehicle availability in the macro environment. We continue to anticipate some fluctuation in our dealer count due to limited dealer activations in the current environment where strong vehicle demand is often met with limited stock and elevated pricing. We also continue to expect dealers to limit marketing spend as they look to fill out their inventories and manage expenses.

Q1 2022 | Stockholder letter 14 Total first-quarter units were 92K as compared to 166K during the same quarter last year and 101K in the fourth quarter of 2021. Total units declined by 44.8% year over year with new units experiencing a greater relative decline. Consistent with demand trends and the greater constraints seen in the availability of new vehicles, used vehicles as a percentage of total units increased to 48% compared to 44% in the fourth quarter of 2021, and 40% in the first quarter of last year. Monetization increased to $473 from $450 during the fourth quarter of 2021, and $391 in the first quarter of 2021. The driver of this increase was improved franchise and independent dealer subscription monetization, which was spurred both by the tendency for subscriptions revenue to lag a downturn in units and the increase in used car demand as independent dealer revenue rose 4.2% year over year, and 2.2% sequentially.

Q1 2022 | Stockholder letter 15 Consumer traffic averaged 7.3 million monthly unique visitors, a decline from 9.2 million seen during the first quarter of 2021 and 7.4 million seen during the fourth quarter of 2021, which was driven in part by our decision to dial back on marketing as a result of low vehicle inventory in the market. Expense and Margin (Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter). First-quarter gross profit, defined as revenues less cost of revenue, was $38.6 million with a gross margin of 88.6%, relatively in line with the prior quarter. Technology and development expenses were $10.3 million on a GAAP basis and $9.4 million on a non-GAAP basis in the first quarter of 2022, down 8.4% and 6.5% year over year, respectively. The year over year decrease was primarily driven by personnel costs due to lower headcount. Sequentially, technology and development expenses increased 7.2% on a GAAP basis and 9.7% on a non-GAAP basis. The sequential increase was primarily a result of seasonally higher headcount expenses in the first quarter, including higher payroll taxes. General and administrative expenses were $11.7 million on a GAAP basis and $9.7 million on a non-GAAP basis in the first quarter, down 7.5% and 7.7% year over year, respectively. On a GAAP basis, the year over year decline was primarily due to lower professional fees and stock-based compensation resulting from certain awards being fully vested prior to the first quarter of 2022 and lower headcount costs. On a non- GAAP basis, the decline was largely due to lower professional fees and lower headcount expenses. Sequentially, general and administrative expenses increased 5.7% and 7.5% on a GAAP and non-GAAP basis, respectively. The increases were *Figures presented above are non-GAAP

Q1 2022 | Stockholder letter 16 primarily a result of seasonally higher headcount expenses in the first quarter of the year. Sales and marketing, our largest expense category, was $27.1 million on a GAAP basis and $25.9 million on a non-GAAP basis in the first quarter of 2022, down 32.5% and 30.2% year over year, respectively. Sequentially, sales and marketing expenses were down 2.1% on both a GAAP and non-GAAP basis. The year over year and sequential declines are reflective of our efforts to manage our sales and marketing expenses in response to macro-economic trends and automobile inventory shortages. Within sales and marketing expense, TrueCar.com acquisition expense was $5.1 million, down 63.4% from $14.1 million in the year-ago first quarter and down approximately 32.6% from $7.6 million sequentially. Cost per sale for TrueCar.com units was $131, down 15.1% year over year and down 19.9% sequentially. Partner marketing spend was $8.9 million in the first quarter, down 12.6% year over year and flat on a sequential basis. Finally, headcount and other marketing expenses were $11.8 million, down 7.9% year over year and up 19.6% sequentially. The year over year decrease was primarily driven by personnel expenses due to lower headcount and the sequential increase was primarily a result of seasonally higher headcount expenses in the first quarter, including higher payroll taxes. In summary, amid challenging market conditions that persisted during the first quarter, we managed our business prudently, by scaling back our sales and marketing spending while continuing to invest in strategic initiatives to position us to benefit as market conditions improve. Balance sheet We ended the first quarter with approximately $234.8 million in cash and equivalents, as compared to $245.2 million at the end of the fourth quarter of 2021 and $274.6 million at the end of the first quarter of 2021. On February 2, 2022, we entered into an agreement with Accu-Trade to redeem our 20% ownership interest for an initial cash consideration of $12.8 million which was paid at closing on March 1, 2022. An additional $3.2 million in cash is held in escrow and is releasable to us if certain criteria are met during a 75-day window post-closing. We continue to have no debt. During the quarter, we used approximately $11.5 million to repurchase shares of our common stock under our existing share repurchase plan. Outlook: There remains considerable uncertainty across the automotive industry due to global supply chain issues, particularly for new vehicles. Vehicle inventories have remained at levels that are well below industry norms while pricing remains well above average. Although we haven’t seen a significant impact yet from the conflict in Ukraine and factory shutdowns in China, we believe such events may create more challenges for the global supply chain. We expect new vehicle supply constraints and low dealer inventories to persist throughout 2022. Aside from this, we see potential headwinds for consumer demand due to elevated vehicle prices and the potential for higher financing costs as the Federal Reserve raises interest rates. The combination of these and other factors likely means that our close rates and reported units will remain under pressure throughout 2022 and will lag future improvements seen for the industry, as discussed earlier. Due to these factors, we are not providing quarterly guidance. However, we plan to continue to invest in TrueCar+ and other strategic initiatives that, we believe, will position us for future growth and increased monetization. We continue to expect adjusted EBITDA to be negative during 2022.

Q1 2022 | Stockholder letter 17 Live Call and Webcast Details TrueCar’s management will host a call to discuss first quarter financial results on Tuesday, May 10, 2022 at 9:00 a.m. Eastern Time. A live webcast of the call can be accessed from the Investor Relations section of our website and by using this link. Investors and analysts can also participate in the call by dialing 1-877-870-4263 (domestic) or 1-412-317-0790 (international). An archived replay of the call will be available upon completion on the Investor Relations section of our website at ir.truecar.com. TrueCar has used and intends to continue to use its Investor Relations website (ir.truecar.com), LinkedIn (https://www.linkedin.com/company/truecar-inc-), Twitter (@TrueCar) and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. About TrueCar TrueCar is a leading automotive digital marketplace that enables auto buyers to connect to our nationwide network of Certified Dealers. We are building the industry’s most personalized and efficient auto buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what’s a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great auto buying experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam’s Club, Navy Federal Credit Union and American Express. TrueCar is headquartered in Santa Monica, California, with an office in Austin, Texas. Investor relations: Zaineb Bokhari VP, Investor Relations investors@truecar.com Media: TrueCar media line: +1-844-469-8442 (US toll-free) pr@truecar.com

Q1 2022 | Stockholder letter 18 Forward-Looking Statements This document contains forward-looking statements. All statements contained herein other than statements of historical fact are forward-looking statements, including statements regarding our expected adjusted EBITDA, expansion plans and progress for TrueCar+, home delivery, including our ability to provide home delivery in specific markets, our Sell Your Car experience solution, our EV coverage, future growth and monetization opportunities, close rates, unit volumes and our dealer marketing spend, our ability to receive contingent proceeds related to the redemption of our equity interests in Accu-Trade, our activity with respect to future mergers and acquisitions, and the macro environment, including automobile inventory levels, supply chain and other production constraints including ongoing microchip shortages, consumer demand, interest rates, inflation rates and industry sales. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, and include, among others, those risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 to be filed with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements in this press release are based on information available to our management as of the date of this press release and except as required by law; management assumes no obligation to update those forward- looking statements, which speak only as of their respective dates. Use of Non-GAAP Financial Measures This document includes the following Non-GAAP financial measure: Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) adjusted to exclude interest income, depreciation and amortization, stock-based compensation, gain (loss) from equity method investment, changes in the fair value of contingent consideration, other income, lease exit costs, and income taxes. We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

Q1 2022 | Stockholder letter 19 Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect the receipt of interest or the payment of income taxes; • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments; • Adjusted EBITDA does not reflect the lease exit costs associated with subleasing; • Adjusted EBITDA does not consider the dilutive impact of shares issued or to be issued in connection with stock-based compensation; and • other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss, our other GAAP results and various cash flow metrics. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Q1 2022 | Stockholder letter 20 Financial statements and non-GAAP financial measures

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Q1 2022 | Stockholder letter 23

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